Exhibit 5.1

[LETTERHEAD OF GREENBERG TRAURIG, LLP]

December 19, 2006

Surge Global Energy, Inc.
12220 El Camino Real, Suite 410
San Diego, California 92130

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 11,400,000 shares (the “Shares”) of your common stock, $.001 par value per share (“Common Stock”).

Based on the foregoing, and subject to compliance with applicable statesecurities laws, it is our opinion that the Shares have been duly authorized byall necessary corporate action of Surge Global Energy, and, upon issuance, deliveryand payment therefor in the manner contemplated by the Registration Statementand the prospectus which is a part of the Registration Statement (the "Prospectus"), will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus.

Very truly yours,

/s/ Greenberg Traurig, LLP